Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Worldtex, Inc.:

          We consent to the incorporation by reference in the Registration Statements on Form S-8 of Worldtex, Inc. filed November 30, 1992 (No. 33-55124) and filed December 8, 1993 (No. 33-72640) of our audit report dated March 4, 1997, relating to the consolidated balance sheets of Worldtex, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for the three years then ended, which report appears in the December 31, 1996 Annual Report on Form 10-K of Worldtex, Inc.


                                                           KPMG PEAT MARWICK LLP

Greensboro, North Carolina
March 28, 1997